Exhibit 99.1

Worksport Ltd. Wishes Employees and Investors a Happy Thanksgiving

West Seneca, New York, Nov. 24, 2023 — Worksport Ltd. (Nasdaq: WKSP; WKSPW) (“Worksport” or the “Company”) extends warm Thanksgiving wishes to its dedicated employees, valued investors, and stakeholders. As we gather to express gratitude for the blessings of the year, Worksport is thankful for the unwavering support and commitment that has propelled the Company to new heights.

Worksport’s management reflects on the Company’s journey with a sense of pride, recognizing the pivotal role that employees and investors have played in achieving significant milestones. The Company has consistently demonstrated its dedication to innovation, quality, and customer satisfaction, as evidenced by its recent achievements highlighted in the following latest press releases:

1.	Worksport Signs Long Term Agreement with Customer for US Factory Product and Expects US$16,000,000 in Annual Sales, Marking Significant Growth and Demand at NY Factory, issued on September 19, 2023;

2.	Worksport Increases R&D for Terravis Energy Subsidiary’s Heat Pump Project, issued on October 24, 2023;

3.	Worksport Announces Pricing of Approximately $4.7 Million Registered Direct Offering & Concurrent Private Placement, issued on October 31, 2023;

4.	Worksport Gears Up for Initial Alpha Release of its Pioneering COR Portable Energy Storage System, issued on November 2, 2023;

5.	Worksport Reports 2400% Q3 Revenue Growth YoY as the Company Initiates Production, issued on November 15, 2023; and

6.	Worksport Advances COR Battery Power Generator System to Test Phase in Anticipation of the Alpha Release, issued on November 20, 2023.

These press releases showcase Worksport’s commitment to excellence and its continuous efforts to push the boundaries of innovation in the automotive accessories industry.

Management at Worksport is particularly proud of the Company’s current position and looks forward to the exciting future ahead. The recent successes have created a solid foundation for Worksport’s expansion and growth. With an eye on the future, Worksport’s management is confident in the Company’s ability to capitalize on emerging opportunities and navigate challenges.

The management team expresses deep appreciation for the incredible team spirit that has been instrumental in Worksport’s success. The dedication, hard work and collaborative spirit of the entire Worksport team have fostered an environment of innovation and achievement. As the Company continues to grow, Worksport is committed to nurturing this positive and dynamic team culture.

As Worksport moves forward, the Company remains focused on its mission to provide cutting-edge energy solutions and truck bed innovations. With the support of its employees, investors, and stakeholders, Worksport is poised for continued success and looks forward to achieving new milestones in the coming year.

Worksport wishes everyone a joyous and fulfilling Thanksgiving, filled with warmth, gratitude, and the company of loved ones.

For further information, please visit Worksport’s official website for investors at investors.worksport.com.

About Worksport

Worksport Ltd. (Nasdaq: WKSP; WKSPW), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, and NP (Non-Parasitic), Hydrogen-based true green energy solutions for the sustainable, clean energy, and automotive industries. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and NP (Non-Parasitic), Hydrogen-based technology. Terravis Energy’s website is terravisenergy.com. For more information, please visit investors.worksport.com.

Connect with Worksport

Please follow the Company’s social media accounts on X (previously Twitter), Facebook, LinkedIn, YouTube, and Instagram (collectively, the “Accounts”), the links of which are links to external third party websites, as well as sign up for the Company’s newsletters at investors.worksport.com. The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third party websites other than content published by the Company.

Worksport strives to provide frequent updates of its operations to its community of investors, clients, and customers to maintain the highest level of visibility.

LinkedIn

Facebook

X (previously Twitter)

Instagram

YouTube

Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (“SEC”) filings, and public conference calls and webcasts. The Company also uses the Accounts to announce Company news and other information. The information shared on the Accounts could be deemed to be material information. As a result, the Company encourages investors, the media, and others to review the information the Company publishes on the Accounts.

In order to comply with Regulation FD, the Company does not selectively disclose material non-public information on any Account. If there is any significant financial information, it is the policy of the Company to release it broadly to the public through a press release or SEC filing prior to publishing it on one of the Accounts.

For additional information, please contact:

Steven Obadiah

Investor Relations

Worksport Ltd.

T: 1 (888) 554 8789 E: investors@worksport.com W: www.worksport.com

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “project,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.